UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2010

CANNABIS SCIENCE, INC.

(Exact name of registrant as specified in charter)

Nevada	000-28911	91-1869677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6946 N Academy Blvd., Suite B #254 Colorado Springs, Colorado	80918
(Address of principal executive offices)	(Zip Code)

1.888.889.0888

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02.

Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In response to the SEC staff’s comments, Cannabis Science, Inc.(the “Company”), is in the process of preparing amendments and restatements of its financial statements for the year ended December 31, 2008 (the “2008 Financial Statements”), included in its annual report on Form 10-K for the period ended December 31, 2008 (the “2008 Form 10-K”), and therefore, the 2008 Financial Statements should not be relied upon.  The changes to the Company’s 2008 Financial Statements will also affect prior periods and as a result, the Company’s interim financial statements, as included in the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, should not be relied upon as these statements will also be amended and restated.

During the above mentioned periods, the Company entered into certain agreements related to the acquisition of operating oil and gas properties which included secured debt. The Company was ultimately unable to meet the terms of the secured debt which resulted in the lender (a related party) foreclosing the debt and re-acquiring the producing properties. The Company accounted for the properties and their revenue stream as continuing operations. Because management had no plan or intent to dispose of the assets and the accounting guidelines are not specific related to the disposal of a portion of a business through foreclosure, the Company believed that the method of accounting is appropriate and in accordance with generally accepted accounting principles.

However, in an effort to move forward and resolve the SEC staff’s objections to the above accounting treatment, the Company will restate the financial statements for the above periods to reflect these operations as discontinued. There will be no change in net loss or assets as a result of this restatement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS SCIENCE, INC.

Date: April 9, 2010	By: /s/ Dr. Robert J. Melamede
Dr. Robert J. Melamede, President & C.E.O.